Exhibit 2.1

AMENDING AGREEMENT NO. 5
(MERGER AGREEMENT AND PLAN OF MERGER)

THIS AMENDING AGREEMENT AND CONSENT is made as of May 17, 2011

BETWEEN:

MAINLAND RESOURCES, INC., a company existing under the laws
of the State of Nevada, USA

("Mainland")

AND:

AMERICAN EXPLORATION CORPORATION, a company existing
under the laws of the State of Nevada, USA

("American Exploration")

WHEREAS:

(A)                   Mainland and American Exploration (each a "Party" and, together, the "Parties") have entered into a Merger Agreement and Plan of Merger dated March 22, 2010, as amended by a Letter Agreement dated July 28, 2010, as further amended by an Amending Agreement dated September 7, 2010, an Amending Agreement dated December 23, 2010, and an Amending Agreement dated March 14, 2011 (as so amended, the "Merger Agreement") which, subject to certain conditions, contemplates a merger between the Parties to be effected pursuant to Chapters 78 (Private Corporations) and 92A - Mergers, Conversions, Exchanges and Domestications, of the Nevada Revised Statutes, with Mainland as the surviving corporation;

(B)                   Section 7.1 of the Merger Agreement provides for the amendment of the Merger Agreement in accordance with the terms set forth therein;

(C)                   The Merger Agreement is subject to termination by either Party under Section 7.3 of the Merger Agreement if certain conditions specified in the Merger Agreement are not satisfied at or before the "Termination Date", which is defined in Section 1.1 of the Merger Agreement to mean May 31, 2011, or such later date as may be mutually agreed by the Parties; and

(D)                   The Parties wish to amend the terms of the Merger Agreement to extend the Termination Date as described in this Agreement.

THIS AGREEMENT WITNESSES that in consideration of the respective covenants and agreements herein contained, the Parties hereto covenant and agree as follows:

Certain Definitions

1.          Capitalized terms not otherwise herein defined shall have the meaning ascribed to them in the Merger Agreement.

Termination Date

2.          Section 1.1 of the Merger Agreement is hereby amended to replace "May 31, 2011" with "August 31, 2011" in the definition of "Termination Date".

Amendment

3.          Except as expressly amended hereby, the Merger Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect as of the date hereof.

Acknowledgment of Grant of Additional Options by American Exploration

4.          The parties hereto acknowledge and agree that:

(a)     American Exploration has granted 400,000 stock options (each, an "Option") to each of Herb Dhaliwal and Manmohan Minhas in their respective capacities as directors of American Exploration; and 150,000 stock options to each of Brian Manko (CFO) and Diane Dalmy (Securities Counsel) for American Exploration;

(b)     each Option will entitle the holder to purchase one share of common stock in the capital of American Exploration for a period of 10 years;

(c)     each Option has been granted at an exercise price that was referenced to the market price of American Exploration's common shares of $0.09 per share;

(d)     the Options will be exchangeable for Mainland Exchange Options in accordance with section 2.2(d) of the Merger Agreement; provided however, that, notwithstanding anything to the contrary in the Merger Agreement, each such Mainland Exchange Option will be exercisable at an exercise price of $0.36; and

(e)     for greater certainty, all other Mainland Exchange Options issued in accordance with Section 2.2(d) of the Merger Agreement will be exercisable at an exercise price of $1.50 per share, except for those Mainland Exchange Options referenced in Section 5 of Amending Agreement No. 4 to the Merger Agreement, dated March 14, 2011, which Mainland Exchange Options will be exercisable at an exercise price of $0.52.

Effect of Amendment

5.          This Amendment shall form a part of the Merger Agreement for all purposes, and each Party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the Parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby.

Entire Agreement

6.          This Agreement constitutes the entire agreement between the Parties, and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise between the Parties, with respect to the subject matter of this Agreement. Nothing in this Section 6 will limit or restrict the effectiveness and validity of any document with respect to the subject matter of this Agreement that is executed and delivered contemporaneously with or pursuant to this Agreement.

Governing Laws

7.          This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract.

Counterparts

8.          This Agreement may be executed in any number of counterparts, in original form or by facsimile, each of which will together, for all purposes, constitute one and the same instrument, binding on the Parties, and each of which will together be deemed to be an original, notwithstanding that each Party is not a signatory to the same counterpart.

Headings

9.          The descriptive headings of the several Sections of this Amendment were formulated, used and inserted in this Amendment for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF this Agreement has been executed by the Parties effective as of the day and year first above written.
MAINLAND RESOURCES, INC. By: "William D. Thomas" Name: William D. Thomas Title: Chief Financial Officer	AMERICAN EXPLORATION CORPORATION By: "Steven Harding" Name: Steven Harding Title: President and CEO